UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ART’S-WAY MANUFACTURING CO., INC.
(Exact name of registrant as specified in its charter)

Delaware	42-0920725
State or other juris-	(I.R.S. Employer
diction of incorporation	Identification No.)
or organization)

5556 Highway 9
Armstrong, Iowa 50514
(Address of Principal Executive Offices and Zip Code)

2011 Equity Incentive Plan
(Full title of the plan)

Carrie L. Majeski
President, Chief Executive Officer and Chief Financial Officer
Art’s-Way Manufacturing Co., Inc.
5556 Highway 9
Armstrong, Iowa 50514
(712) 864-3131
(Name, address and telephone number, including area code, of agent for service)

Copies to:
Ryan C. Brauer, Esq.
Fredrikson & Byron, P.A.
200 South Sixth Street, Suite 4000
Minneapolis, MN 55402
Telephone: (612) 492-7000
Fax: (612) 492-7077
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer                                         ☐                                Accelerated filer                                                      ☐
Non-accelerated filer                                           ☐                                Smaller Reporting Company                                 ☒

CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, $0.01 par value per share	466,500(3)	$8.63	$4,025,895	$467.41

(1)
Pursuant to Rule 416, this Registration Statement also covers an indeterminate number of additional shares of Common Stock that may be offered or sold as a result of any adjustments based on stock splits, stock dividends or similar events provided under the Plan.

(2)
Estimated pursuant to Rule 457(c) and Rule 457(h) solely for the purpose of calculating the registration fee and based upon the average of the high and low prices of the Registrant’s Common Stock as reported by the NASDAQ on April 29, 2011.

(3)	See “Explanatory Note” on page 1 of this Registration Statement.

EXPLANATORY NOTE

Art’s-Way Manufacturing Co., Inc. (the “Registrant”) is filing this Registration Statement on Form S-8 to register the issuance of 466,500 shares of common stock reserved for issuance under the Art’s-Way Manufacturing Co., Inc. 2011 Equity Incentive Plan (the “2011 Plan”), which was effective on January 27, 2011 and approved by the Registrant’s stockholders on April 28, 2011. The shares being registered include the following: (i) 100,000 shares of common stock newly reserved for issuance under the 2011 Plan; (ii) 207,000 shares of common stock which remained available for issuance under the Registrant’s 2007 Non-Employee Directors’ Stock Option Plan and 2007 Employee Stock Option Plan (collectively, the “Prior Plans”) as of January 27, 2011; and (iii) 159,500 shares underlying stock options awarded under the Prior Plans that were outstanding as of January 27, 2011, which will be deemed available for award under the 2011 Plan to the extent that all or a portion of any such option expires, is forfeited, or is terminated prior to exercise, and to the extent that such shares are surrendered or withheld to satisfy the exercise price or withholding obligations for such options. No further awards will be granted under the Prior Plans as of January 27, 2011.

PART I

The documents containing the information specified in Part I of Form S-8 are omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the instructions to Form S-8. Such documents will be delivered to the participants in the plan covered by this Registration Statement as required by Rule 428. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, previously filed with the Securities and Exchange Commission (the “Commission”), are hereby incorporated by reference herein:

1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended November 30, 2010;

2.	All other reports filed by the Registrant pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since November 30, 2010; and

3.
The description of the Registrant’s common stock included in its Registration Statement on Form 8-A, filed on January 12, 1971, including all amendments and reports filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

           Sections 102 and 145 of the Delaware General Corporation Law provide for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The Registrant’s Certificate of Incorporation provides for indemnification to the fullest extent permitted by the Delaware General Corporation Law. The Registrant also maintains insurance policies that insure its officers and directors against certain liabilities.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

5.1 Opinion of Fredrikson & Byron, P.A.

23.1 Consent of Fredrikson & Byron, P.A. (included in Exhibit 5.1).

23.2 Consent of Eide Bailly LLP.

24.1 Power of Attorney (included on signature page hereof).

99.1 2011 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed May 3, 2011).

Item 9.                      Undertakings.

(a)           The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Armstrong, State of Iowa, on May 4, 2011.

ART’S-WAY MANUFACTURING CO., INC.

By:	/s/ Carrie L. Majeski
Carrie L. Majeski
President, Chief Executive Officer and
Chief Financial Officer

POWER OF ATTORNEY

Each person who signature appears below constitutes Carrie L. Majeski and Fred W. Krahmer his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments to this Annual Report on Form 10-K and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might could do in person, hereby ratifying and confirming all said attorney-in-fact and agent, or her substitute or substitutes may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date listed below.

Signature	Title	Date
/s/Carrie L. Majeski Carrie L. Majeski	President, Chief Executive Officer and Chief Financial Officer	May 4, 2011
/s/Jason D. Feucht Jason D. Feucht	Director of Finance, Principal Accounting Officer	May 4, 2011
/s/J. Ward McConnell, Jr. J. Ward McConnell, Jr.	Chairman, Director	May 4, 2011
/s/David R. Castle David R. Castle	Director	May 4, 2011
/s/Fred W. Krahmer Fred W. Krahmer	Director	May 4, 2011
/s/James E. Lynch James E. Lynch	Director	May 4, 2011
/s/Douglas R. McClellan Douglas R. McClellan	Director	May 4, 2011
/s/Marc H. McConnell Marc H. McConnell	Vice Chairman, Director	May 4, 2011
/s/Thomas E. Buffamante Thomas E. Buffamante	Director	May 4, 2011

EXHIBIT INDEX

Exhibit
Number                      Exhibit Description

5.1	Opinion of Fredrikson & Byron, P.A.

23.1	Consent of Fredrikson & Byron, P.A. (included in Exhibit 5.1).

23.2	Consent of Eide Bailly LLP.

24.1	Power of Attorney (included on signature page hereof).

99.1	2011 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K filed May 3, 2011).